EXHIBIT 10.12

                                                         BUSINESS LOAN AGREEMENT
                                                     (RECEIVABLES AND INVENTORY)
BANK OF AMERICA
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This  Agreement  dated as of  February  24,  1997 is  between  Bank of America
Texas, N.A. (the "Bank") and De-Ro/Suncoast, Inc.  (the "Borrower").

1. DEFINITIONS In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1   "BORROWING BASE" means the lesser of:

(a)   Seven Million and no/100 Dollars ($7,000,000.00); or
(b)   the sum of:
      (i)   85% of the balance due on Acceptable Receivables; and
      (ii) The lesser of fifty (50%) of the Borrowing Base or a percentage of the value of Acceptable Inventory calculated by adding together:

            (A) 55% of the value of Acceptable Inventory of the Suncoast Division; and
            (B)   45% of the value of Acceptable Inventory of the De-Ro
                  Division.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, substantiated by evidence satisfactory to Bank in its reasonable discretion.

1.2 "ACCEPTABLE RECEIVABLE" means an account receivable which satisfied the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business.
(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.
(c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims or offsets against the Borrower.
(d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.
(e) The Borrower has set an invoice to the debtor in the amount of the account.
(f) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.
(g)   The debtor on the account is not any of the following:

      (i) an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.
      (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrower complies
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            with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.
      (iii) any state, county, city, town or municipality.
      (iv) any person or entity located in a foreign country unless the account is supported by a letter of credit issued by a bank acceptable to the Bank.
      (v) any person or entity to whom the Borrower is obligated for goods purchased by the Borrower or for services performed for the Borrower. This will not exclude accounts upon which any such debtor is obligated to the extent that the accounts exceed the amount of the Borrower's obligation to such debtor.

(h) The account is not in default. An account will be considered in default if any of the following occurs:

      (i) The account is not paid with the 90-day period starting on its invoice date.
      (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or
      (iii) Any petition is filed by or against the debtor obligated on the account under any bankruptcy law or any other law or laws for the relief of debtors.

(i) The account, when added to all other accounts that are obligations of the same debtor, does not cause that debtor's total obligations to either the Suncoast Division or the De-Ro Division that are included in Acceptable Receivables that to exceed 20% of the balance due on all Acceptable Receivables for each division.
(j) The account does not arise from the sale of goods which remain the Borrower's possession or under the Borrower's control.
(k)   The account is not evidenced by a promissory note or chattel paper.
(l)   The account is otherwise reasonable acceptable to the Bank.

1.3 "ACCEPTABLE INVENTORY" means raw materials and finished goods inventory which satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or any liens or interest of others except the security interest in favor of the Bank.
(b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are reasonably acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.
(c) The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged or defective, discontinued or which has been returned by the buyer, is not acceptable. Display items, work-in-process and packing and shipping materials are not acceptable.
(d)   The inventory is not placed on consignment.
(e)   The inventory is otherwise reasonable acceptable to the Bank.

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2. FACILITY NO. 1 LINE OF CREDIT AMOUNT AND TERMS

2.1 LINE OF CREDIT AMOUNT. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the amount of the Borrowing Base.

This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

Each advance must be for at least Twenty Five thousand and no/100 Dollars ($25,000.00), or for the amount of the remaining available line of credit, if less.

The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the undrawn amounts of any outstanding letters of credit, plus amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

2.2 AVAILABILITY PERIOD. (a) The line of credit is available between the date of this Agreement and March 31, 1998 (the "Expiration Date") unless an Event of Default has occurred and in continuing.(b) At any time and from time to time, the Borrower may terminate in whole or reduce in part the Facility No. 1 Commitment, PROVIDED that any such partial reduction shall be in aggregate amount not less than $25,000 or integral multiples thereof. The amount of any such termination or reduction may not thereafter be reinstated.

2.3   INTEREST RATE.  The interest rate is the lesser of
(a) the maximum lawful rate of interest permitted under applicable usury laws now or hereafter enacted (the "Maximum Rate"), or
(b) the rate (the "Basic Rate") that is equal to the sum of the Bank's Reference Rate plus 0.25 percentage point(s).

Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of interest payable shall be the Maximum rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable has not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

The Referenced Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the date specified in the public announcement of a change in the Reference Rate.

2.4 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension of credit under the line of credit, including the first, the Borrower will deliver the following to the Bank if requested by the Bank:

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(a)   a borrowing certificate, in form and detail reasonably satisfactory to the
      Bank, setting forth the Acceptable Receivables and the Acceptable
      Inventory on which the requested extension of credit is to be based;

2.5   REPAYMENT TERMS.

(a) The Borrower will pay interest on February 28, 1997 and on the last day of each month thereafter until payment in full of any principal outstanding under this line of credit. (b) The Borrower will repay in full all principal and accrued unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

2.6 LETTERS OF CREDIT. This line of credit may be used for financing commercial letters of credit with a maximum maturity of the Expiration Date but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

This line of credit may be used for financing standby letters of credit with a maximum maturity of the Expiration Date but not to extend more than 90 days beyond the Expiration Date.

The aggregate undrawn face amount of all letters of credit outstanding at any one time plus amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) for commercial letters of credit and for standby letters of credit. The sum of (a) the aggregate face amount of all letters of credit, plus (b) the principal amount of all extensions of credit outstanding hereunder, may not any time exceed the Facility No. 1 Commitment.

The Borrower agrees: (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement, (b) if an Event of Default has occurred, to immediately deposit with the Bank an amount equal to the aggregate undrawn face amount of all outstanding letters of credit plus amounts drawn on letters of credit and not yet reimbursed with undrawn portion of such amount shall promptly be refunded if such Event of Default shall no longer be continuing; (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and each letter of credit and amendment must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank; (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, in the forms attached hereto as Exhibits A1 and A2, in connection with each letter of credit issued hereunder, PROVIDED HOWEVER, that the terms of this Agreement shall govern in the event that there is any inconsistency between the terms of such application and any of the terms and conditions hereof; (e) to pay any customary issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower, (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges; and (g) to pay the Bank a non-refundable fee equal to 1.00% per annum of the outstanding undrawn amount of each outstanding undrawn standby letter of credit, payable annually in advance,

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calculated on the basis of the outstanding undrawn face amount outstanding on the day the fee is calculated.

3. FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

3.1 LOAN AMOUNT. The Bank agrees to provide a term loan to the Borrower in the Amount of One Million Seventy Five Thousand and no/100 Dollars ($1,075,000.00) (the "Facility No. 2 Commitment").

3.2   AVAILABILITY PERIOD
The loan is available in one disbursement from the Bank between the date of this Agreement and February 28, 1997 unless an Event of Default or other event which with notice or lapse of time or both would be an event of Default shall have occurred and be continuing.

3.3   INTEREST RATE.
Unless the Borrower elects an optional interest rate as described below, the interest rate is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or
(b) the rate (the "Basic Rate") that is equal to the sum of the Bank's Reference Rate plus 0.25 percentage points.

Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of interest payable shall be the Maximum Rate until the bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

3.4   REPAYMENT TERMS.

(a) the Borrower will pay all accrued but unpaid interest on March 31, 1997 and on the last day of each quarter thereafter and upon payment in full of the principal of the loan. (b) the borrower will repay principal in 18 successive equal quarterly installments, starting march 31, 1997, and in one final installment on September 30, 2001 in the amount of the remaining principal balance plus all accrued unpaid interest. (c) The Borrower may repay the loan in full or in part at any time. Prepayments of portions of the loan bearing interest at Bank's Reference Rate may be made without penalty or premium. The prepayment will be applied to the most remote installment of principal due under this Agreement.

3.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower, provided, however, that the borrower shall not have the option or right tot elect to have all or any portion of the loan bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last date of each quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

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3.6 LONG TERM RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the rate equal to the lesser of
(a) the Maximum Rate, or (b) the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the borrowers agree will apply to the portion during the applicable interest period.

(c) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d) Any portion of the principal balance of the loan already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(e) The Borrowers may prepay the Long Term Rate portion in whole in part in the minimum amount in whole or in part. The Borrowers will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(f) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(g) The prepayment will be the sum of fees calculated separately for each Prepaid Installment, as follows: (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate; (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate: (A) If the Original Payment Date is more than 5 years after the date of prepayment the Treasury Rate plus one-quarter of one percentage point, (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate. (iii) If (i) minus
      (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discou8nted monthly differences is the prepayment fee for that Prepaid Installment.

(h) The following definitions will apply to the calculation of the prepayment fee:

"Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

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"Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money market from the date of prepayment through the Original Payment Date.

"Original Payment Dates" mean the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

"Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

"Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, THE WALL STREET JOURNAL, or other information sources the bank deems appropriate.

(j) If at any time during any applicable interest period the Long Term Rate shall exceed the Maximum Rate and thereafter the Long Term Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Long Term Rate exceeded the Maximum Rate.

4.    FACILITY NO. 3 LINE OF CREDIT AMOUNT AND TERMS

4.1 LINE OF CREDIT AMOUNT. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 3 Commitment") is Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00).

This is a non-revolving line of credit with a term repayment option for equipment and new vehicle advances. Any amount of credit extended permanently reduces the remaining available line of credit.

Each advance will be used to purchase equipment and or new vehicles for use in the Borrower's business. All equipment and vehicles acquired with the proceeds of such advances shall be free and clear of all security agreements required under this Agreement. Each request for an equipment or new vehicle advance shall be accompanied by a copy of the purchase order or invoice for the equipment or new vehicle to be purchased with the proceeds of such advance.

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The amount of each advance shall not exceed 75% of the purchase price of such equipment and 80% for new vehicles.

The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 3 Commitment.

4.2 AVAILABILITY PERIOD. (a) The line of credit is available between the date of this Agreement and March 31, 1998 (the "Expiration Date") unless an Event of Default has occurred and is continuing. (b) At any time and from time to time, the Borrower may terminate in whole or reduce in part the Facility No. 1 Commitment, PROVIDED that any such partial reduction shall be in aggregate amount not less than $25,000 or integral multiples thereof. The amount of any such termination or reduction may not thereafter be reinstated.

4.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or (b) the rate (the "Basic Rate") that is equal to the sum of the Bank's Reference Rate plus 0.25 percentage points.

Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of Interest payable shall be the Maximum Rate until the bank shall have received the amount of interest it otherwise would have received if the interest payable had not bee limited by the Maximum Rate during the period of time the Basic Rate exceed the Maximum Rate.

4.4   REPAYMENT TERMS.
(a) The Borrower will pay all accrued but unpaid interest beginning with the last day of the month following the date the advance is made and then monthly thereafter and upon payment in full of the principal of the loan.

(b) Equipment Advances. The Borrower will repay principal in 59 successive monthly installments starting the last day of the month following the date the equipment advance is made. On the 60th month the Borrower will repay the remaining principal balance plus any interest then due.

(c) Vehicle Advances. The Borrower will repay principal in 47 successive monthly installments starting the last day of the month following the date the new vehicle advance is made. On the 48th month the Borrower will repay the remaining principal balance plus any interest then due.

(d) Any amount bearing interest at an optional interest rate (as described below) may be repaid a the end of the applicable interest period, which shall be no later than the Expiration Date.

(e) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

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4.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's
Reference Rate, the borrower may elect to have all or portions of the loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower, provided, however, that the borrower shall not have the option or right to elect to have all or any portion of the loan bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

4.6 LONG TERM RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the rate equal to the lesser of
(a) the Maximum Rate, or (b) the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrowers agree will apply to the portion during the applicable interest period.

(c) Each Long Term Rate portion will be an amount not less than One Hundred Thousand Dollars ($100,00).

(d) Any portion of the principal balance of the loan already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(e) The Borrowers may prepay the Long Term Rate portion in whole or in part in the minimum amount in whole or in part. The Borrowers will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(f) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(g) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

      (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;
      (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it

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            were reinvested from the date of prepayment through the Original
            Payment Date, using the following rate:

            (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;
            (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

      (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(h) The following definitions will apply to the calculation of the prepayment fee:

"Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

"Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

"Original Payment Dates" mean the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

"Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

"Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate of Reuters information services, THE WALL STREET JOURNAL, or other information sources the Bank deems appropriate.

(j) If at any time during any applicable interest period the Long Term Rate shall exceed the Maximum Rate and thereafter the Long Term Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable

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      had not been limited by the Maximum Rate during the period of time the long Term Rate exceeded the Maximum Rate.

5.    FEES AND EXPENSES

5.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay the Bank a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 3/8% per year on the last day of each year, starting on February 14, 1997 and continuing through the Expiration Date.

5.2   REIMBURSEMENT  COST.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, and title report fees.
(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees.
(c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the real or personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require but not to exceed annual except if an Event of Default has occurred and is continuing although Bank may require semi-annual audits at Bank's cost without event of default. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5.3 NO EXCESS FEES. Notwithstanding anything to the contrary in this Section 5 , in no event shall any sum payable under this Section 5 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.

6.    COLLATERAL

6.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in certain security agreement(s) executed by the Borrower.

(a)   Equipment.
(b)   Inventory.
(c)   Receivables.

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7.    DISBURSEMENTS, PAYMENTS AND COSTS

7.1 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)   any reserve or deposit requirements; and
(b) any capital requirements relating to the Bank's assets and commitments for credit.

7.2 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest fees, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed.

7.3 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of

(a)   the Maximum Rate and
(b) a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

8. CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement

8.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

8.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

8.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

8.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

8.5 SUBORDINATION AGREEMENTS. Satisfactory execution of the amendment to subordination agreement in favor of the Bank signed by the Borrower and subordinating noteholders.

8.6 GOOD STANDING. Certificates of good standing for the Borrower from its state of incorporation and from any other state in which the Borrower is required to qualify to conduct its business.

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9. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement the
Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

(a) The Borrower is a corporation duly formed and existing under the laws of the state where organized.
(b) This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.
(c) This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
(d) In each state in which the Borrower is required to be licensed or qualified, it is properly licensed or qualified, in good standing, and, where required, in compliance with assumed name statutes, except where the failure to be so licensed or qualified or to comply with such statutes would not have a material adverse effect on the Borrower's business, financial conditions, or ability to repay the Loan.
(e) This Agreement does not conflict in any material respect with any law, agreement concerning or obligating Borrower for more than Ten Thousand and no/100 dollars ($10,000.00), or obligation by which the borrower is bound.
(f) All financial and other information that has been or will be supplied to the Bank is:

      (i) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.
      (ii) in form and content reasonably required by the Bank, and (iii) in compliance with all government regulations that apply.

(g) There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair in any material respect the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
(h) all collateral required in this Agreement is owned by the grantor of the security interest free of any title defects and any liens or interests of others, except those which have been approved by the Bank in writing or are permitted in Section 10.8 of this Agreement or in the Security Agreement
(i) The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and assumed name rights necessary to enable it to conduct the business in which it is now engaged (such will not be considered "necessary to enable Borrower to conduct its business", if the failure to obtain same would not materially adversely affect Borrower's, business financial condition, or ability to repay the Loan).
(j) There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

(k) all inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects.
(l) the Borrower is in full compliance with all applicable requirements of the employee Retirement Income Security Act of 1974, as amended ("ERISA"); provided that such will only be considered out of compliance if the failure to comply could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.
(m) The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

10. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

10.1 USE OF PROCEEDS. To use the proceeds of the credit only for.

Facility No. 1:         working capital.

Facility No. 2:         the refinance of an existing term loan.

Facility No. 3:         the purchase of new vehicles and new and/or used
                        equipment.

10.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as reasonably requested by the Bank from time to time, all in form and detail acceptable to the Bank:

(a) Within 120 days of the end of each fiscal year of the Borrower, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") reasonably acceptable to the Bank.
(b) Within 60 days of each period's end, the Borrower' quarterly financial statements and compliance certificate. The financial statements may be Borrower prepared.
(c) A borrowing certificate setting forth the respective amounts of Acceptable Receivable and Acceptable Inventory as of the last day of each month within thirty (30) days after month end.
(d)   Statements showing an aging of the borrower's receivables within thirty
      (30) days after the end of each month.
(e) An inventory listing within thirty (30) days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.
(f) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

10.3 CURRENT RATIO. To maintain a ratio of current assets to current liabilities of at least 1.50:1.0.

For purposes of this calculation any principal amount outstanding under Facility No. 1 shall be excluded from current liabilities.

10.4 NET WORTH. To maintain net worth equal to at least Four Million Five Hundred Thousand and no/100 dollars ($4,500,000.00).

"Net worth" means the gross book value of the Borrower's assets less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

10.5 MAXIMUM DEBT RATIO. To maintain a Maximum Debt Ratio not exceeding
2.25:1.0.

"Maximum Debt Ratio" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to the sum of Net Worth plus debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank.

10.6 FIXED CHARGE COVERAGE RATIO. To maintain a Fixed Charge Coverage Ratio of at least 1.25:1.0.

"Fixed Charge Coverage Ratio" means the ratio of earnings before interest, taxes, depreciation and amortization to the sum of taxes paid, interest expense, scheduled debt payments, and One Hundred Fifty Thousand and no/100 dollars ($150,000.00) for capital expenditures (provided that this shall not be a limit on the amount of capital expenditures that may be made by Borrower).

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

10.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's prior written consent. This does not prohibit:

(a)   Acquiring goods, supplies, or merchandise on normal trade credit.
(b) Endorsing negotiable instruments received in the usual course of business.
(c)   Obtaining surety bonds in the usual course of business.
(d)   Debt secured by lines permitted in Section 10.8.
(e) Additional debts for business purposes which do not exceed a total principal amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) outstanding at any one time.
(f) Additional debts for the financing of insurance premiums which do not exceed a total principal amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) outstanding at any one time.

10.8 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)   Deeds of trust and security agreements in favor of the Bank.
(b) Liens for taxes not yet due or remaining payable up to 120 days without any penalty or that are being contested in good faith.
(c) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days.
(d) Other liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or its assets or materially impair the use thereof in the operation of its business including any landlord's liens.
(e) Liens for taxes, assessment or other governmental charges which are not yet due or which are being actively contested in good faith by appropriate proceedings.
(f) Liens arising from material adverse legal judgments (including liens in connection with appeal bonds) not in excess of $200,000 (after taking insurance coverage into account).
(g) Additional liens which, together with the liens permitted under subparagraphs 10.7(d) and (e), above, secure obligations in a total principal amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) outstanding at any one time.

10.9 DIVIDENDS. Not to declare or pay any dividends on any of its shares, except

(a) if the Maximum Debt Ratio as defined in Paragraph 10.5 above, adjusted to reflect the effect of the proposed dividend, is less than or equal to 3.50:1.0; and
(b) following the making of the proposed dividend, the aggregate amount of all dividends made during the current fiscal year would not exceed thirty (30) percent of net income.

10.10 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership.

10.11 NOTICES TO BANK. Notify the Bank in writing not later than five (5) business days after the earlier of when Borrower obtains actual knowledge or receives written notice thereof of:

(a) any lawsuit over Two Hundred Thousand and no/100 Dollars ($200,000.00) against the Borrower.
(b) any material dispute between the Borrower and any government authority. (c) any failure to comply with this Agreement. (d) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

10.12 BOOKS AND RECORDS. To maintain adequate books and records.

10.13 AUDITS. To allow the Bank and its agents to inspect Borrower's properties and to make available to the Bank and its agents for examination, audit, and copying, books and records of the Borrower, in each case at any reasonable time. If any of the Borrower's properties, books or records are in the possession of any third party (other than legal counsel) the Borrower authorizes such third party (other than legal counsel) to permit the Bank or its agents to have access to and perform inspections or audits of such books or records and to respond to the

Bank's requests for information concerning such properties, books and records; provided that, the Bank shall have given notice to the Borrower a reasonable time prior to such an inspection, audit or request for information and, if a representative of the Borrower is available, shall permit a representative of the Borrower, at the Borrower's option, to be present at the time of such inspection, audit or response to request for information.

10.14 COMPLIANCE WITH LAWS. To comply with the laws, (including any assumed name statute), REGULATIONS, and orders of any government body with authority over the Borrower's business. The Borrower shall comply at all times with all applicable requirements of ERISA. Borrower will only be considered out of compliance hereunder if the failure to comply could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.

10.15 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has Borrower will only be considered out of compliance hereunder if the failure to Maintain or preserve same could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.

10.16 MAINTENANCE OF PROPERTIES. To make any necessary repairs, renewals, or replacements to keep the Borrower's properties that are, in the borrower's sound business judgment, necessary for the conduct of the Borrower's business, in good working condition.

10.17 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

10.18 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.19 INSURANCE.

(A) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral and any insurance usual for Borrower's business. Each insurance policy must be in an amount reasonably acceptable to the Bank. The insurance must be issued by an insurance company reasonably acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.
(B) GENERAL BUSINESS INSURANCE. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business
(C) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

10.20 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business;
(b)   liquidate or dissolve the Borrower's business;
(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination;
(d)   acquire or purchase a business or its assets; or
(e) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

11. DEFAULT If any of the following events (each an "Event of Default") occurs, the Bank may do one or more of the following:

      (i)   declare the Borrower in default,
      (ii) stop making any additional credit available to the Borrower, (iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto,
      (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and
      (v) declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 3 days after the date when due.

11.2 NON-COMPLIANCE. The Borrower fails to perform any obligation after Borrower obtains actual knowledge hereof or receives written notice thereof from the Bank under:

(a) this Agreement and such failure continues for 20 days, (b) any other agreement made in connection with this loan and such failure continues for 20 days, or
(c) any other material agreement the Borrower has with the Bank or any affiliate of the Bank and such failure continues past any grace or cure period provided for in such agreement.

11.3 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit in excess of Fifty Thousand and no/100 Dollars ($50,000.00) the Borrower has obtained from anyone else or which the Borrower has guaranteed and such failure continues after the lapse of any grace or cure period.

11.4 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any liens permitted hereunder and prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

11.5 FALSE INFORMATION. The Borrower has given the Bank materially false or misleading information or representations that were materially false or misleading at the time given or made. Borrower will only be considered to have given materially false or misleading information or representations if same could reasonably be expected to materially adversely effect Borrower's business, financial condition, or ability to repay the Loan.

11.6 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower and such involuntary petition is not dismissed within 60 days after such filing, or the Borrower makes a general assignment for the benefit of creditors.

11.7 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

11.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower which shall not have been dismissed, discharged, stayed pending appeal or bonded within 60 days after entry, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration , in any aggregate amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) or more in excess of any insurance coverage.

11.9 GOVERNMENT ACTION. Any government authority takes action with respect to the borrower that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.

Notwithstanding anything above to the contrary, a default under the application and Agreement for Standby Letter of Credit under Section 8(b), 8(c), 8(d), 8(e), or 8(f) of that Agreement shall not constitute a cross-default under this Agreement (unless the event giving rise to such default would independently cause an Event of Default under the terms of this Section 10).

11.10 DEFAULT UNDER GUARANTY OR SUBORDINATION AGREEMENT. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is revoked in whole or in part, violated or not longer in effect.

12.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2  GOVERNING LAW.  THIS AGREEMENT IS GOVERNED BY TEXAS LAW.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior written consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees who have agreed to be bound by the provisions of Section 12.15. If the loan is assigned, the purchase will have the right of set-off against the Borrower.

12.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

      (i)   this   Agreement   (including   any   renewals,    extensions   or
            modifications of this Agreement);
      (ii) any document, agreement or procedure related to or delivered in connection with this Agreement;
      (iii) any violation of this Agreement; or
      (iv) any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower of the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.
(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.
(e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute.
(f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced.
(g) This provision does not limit the right of the Borrower or the Bank to:

      (i)   exercise self-help remedies such as setoff;
      (ii)  foreclose against or sell any real or personal property collateral;
            or
      (iii) act in a court of law before, during or after the arbitration proceeding to obtain:

            (A) an interim remedy; and/or
            (B) additional or supplementary remedies.

(h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 COSTS. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

12.7 ATTORNEY'S FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

12.8 DESTRUCTION OF BORROWER'S DOCUMENTS. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower, other than original documents which the Borrower is legally required to retain. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

12.9 RETURNED MERCHANDISE. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrower or upon other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

12.10 VERIFICATION OF RECEIVABLES. The Bank may in the Event of Default, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated. At any other time, the Bank may reasonably request confirmation from any other debtor of the current amount and status of accounts receivable using a third party acceptable to the Bank, at cost to the Borrower.

12.11 INDEMNIFICATION. The Borrower agrees to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house counsel) incurred by the Bank and arising from any contention whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of the Borrower's obligations to the Bank and termination of this Agreement.

12.12 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses, or by telecopy to the telecopier number on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. In the event of telecopier use, original notices to follow by personal delivery or first class mail.

12.13 USURY LAWS. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any contrary provision herein or in any note or other agreement or commitment between Borrower and Bank, whether written or oral, expressed or implied, Bank shall never be entitled to charge, receive, or collect, nor shall amounts received by Bank be credited so that bank shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Agreement, and all notes and other instruments evidencing or securing the payment of the indebtedness outstanding hereunder, or executed or delivered in connection herewith, shall comply with applicable law. If Bank ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration or maturity, prepayment, delay in advancing proceeds, or other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance outstanding hereunder or any other indebtedness owed to Bank by Borrower, and if all such indebtedness is paid in full, any remaining excess shall be paid to Borrower. In determining whether the interest hereon exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of such indebtedness until its payment in full. To the extent that TEX. REV. CIV. STAT. ANN. art 5069-1.04, as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "indicate rate ceiling" from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

12.14 WAIVERS; RELEASES; ENFORCEMENT. The Borrower and all guarantors of the indebtedness evidenced by this Agreement severally waive diligence in collecting and bringing suit against any party, and agree

(a) to all extensions and partial payments, with or without notice, before or after maturity,
(b) to any substitution, exchange or release of any security now or hereafter given for such indebtedness, and
(c) that it shall not be necessary for the Bank, in order to enforce payment of such indebtedness, to first institute or exhaust the Bank's remedies against the borrower or any other party liable therefor or against any security for such indebtedness.

12.15 CONFIDENTIALITY. The Bank agrees to take reasonable precautions and exercise due care to maintain the confidentiality of all non-public confidential information provided in connection

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with this Agreement or any document executed in connection herewith and agrees that it shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. The bank may disclose such information

      (i)   to BankAmerica Corporation affiliates and other related entities,
      (ii) at the request of any Bank regulatory authority or in connection with an examination of the Bank by any such authority,
      (iii) pursuant to subpoena or other court process,
      (iv) when required to do so in accordance with the provisions of any applicable law or regulation,
      (v) at the express direction of any agency of any State of the United States or at any other jurisdiction in which the Bank conducts its business,
      (vi) to its independent auditors and other professional advisors that have a reasonable need or basis for access thereto and provided that such persons agree to be bound by the terms of this Section 12.15 and
      (vii) to the extent reasonably required in connection with any proceeding to enforce its rights hereunder, provided, however, the Bank shall instruct such independent auditors or other professional advisors to keep such information confidential in accordance with the terms of this Section 12.15; provided further, that in the event of any disclosure of no public information pursuant to any of clauses (ii),
            (iii), (iv) and (vi) above, the Bank shall make a good faith attempt, to the extent practicable, to notify Borrower of any such disclosure of non-public information at least three (3) Business Days prior to disclosing such information, and in any event shall notify Borrower of such disclosure as soon as practicable.

12.16 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA TEXAS, N.A.               Name: Kim a. Ruth
                                          Title:      Vice President

By: __________________________

Telecopy No.   (713) 652-3619             DE-RO/SUNCOAST, INC.

                                          By: ________________________
                                          Name:   Kirby Attwell
                                          Title:  chairman

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
Address where notices to the Bank Are to be sent:

                                          By: ________________________
Bank of America Texas, N.A.               Name:   Tim Fogelsong
Attn:  commercial Loan Services           Title:  Secretary
333 Clay Street, Ste. 3600
Houston, Texas 77002                      Telecopy No.:   (713) 622-7477

                                          Address where notices to the Borrower
                                          are to be sent:

                                          140 Fallbrook Drive
                                          Houston, Texas 77038

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